Exhibit 10.2

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

R. Blair Reynolds

This AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT (“Amendment No. 4”) is entered into as of the 14th day of March, 2008 (the “Effective Date”), and amends that certain EMPLOYMENT AGREEMENT dated as of January 25, 2005, as previously amended December 15, 2005, December 31, 2006 and July 3, 2007 (as amended, the “Employment Agreement”) by and between AmericanWest Bancorporation, a Washington corporation (“AWBC”), its wholly owned subsidiary AmericanWest Bank, a Washington state-chartered bank (the “Bank” and, together with AWBC, “Employer”) and R. Blair Reynolds (“Executive”).

RECITALS

A.	Pursuant to the Employment Agreement, the Agreement and Executive’s employment are scheduled to terminate upon retirement on March 31, 2009.

B.	Executive and Employer mutually desire to terminate the Employment Agreement on April 30, 2008, to provide for Executive’s continued services for two years on a part-time basis and to provide Executive certain benefits he would have been entitled to receive upon termination without Cause.

C.	Effective April 1, 2008 and until expiration of the Term, Executive shall hold the sole title of Associate Counsel and assist the new EVP/General Counsel with the transition of key job responsibilities.

AGREEMENT

SECTION 1. Section 3 of the Employment Agreement is hereby amended to change the term of employment to a term ending April 30, 2008, without automatic renewals, so that Section 3 reads, in its entirety, as follows:

“3. Term of Employment. The term of this Agreement (“Term”) expires on April 30, 2008, unless earlier terminated pursuant to the provisions hereof. At the end of the Term, this Agreement shall terminate (except as indicated below) and, to the extent Executive thereafter remains employed by Employer, (i) Executive shall be deemed an at-will employee of Employer, (ii) Executive shall cease to have any right to continued employment under this Agreement, and (iii) Executive’s at-will employment shall be governed by Sections 4.2, 4.3 and 4.4 of this Agreement.”

SECTION 2. Section 4 of the Employment Agreement is hereby amended to renumber the existing Section 4 as Section 4.1 and to add the following as Sections 4.2, 4.3 and 4.4:

“4.2 Relationship Following Expiration of Term.

(a) From May 1, 2008 to March 31, 2009 (the “At-Will Period”), Executive will be an on-call parttime employee of Employer and agrees that he shall provide 16 hours per month (“Retainer Hours”) of advisory services including, without limitation, assistance with litigation matters, as requested by Employer. The difference between the

Retainer Hours and actual hours of service, if positive for a calendar month, will be a “Retainer Hours Surplus” and, if negative for a calendar month, will be a “Retainer Hours Deficit.” During the At-Will Period, Executive shall receive $100 per hour for each hour of a Retainer Hours Deficit, paid in accordance with normal Employer payroll procedures and subject to withholding of applicable payroll taxes, and each hour of a Retainer Hours Surplus shall be carried forward to the next calendar month and added to the Retainer Hours.

(b) From April 1, 2009 through April 30, 2010 (the “Independent Contractor Period”), Executive shall provide Employer with consulting services and shall be compensated monthly at a rate of $175 per hour for all hours worked during the month upon receipt by Employer of an invoice from Executive detailing the hours worked and services provided. During the Independent Contractor Period, Executive’s relationship with Employer shall be that of an independent contractor.

(c) Employer shall provide Executive with a minimum of five days advance notice of any required travel in connection with the services. Executive shall be reimbursed for all travel expenses and Executive shall be compensated for actual travel time, up to a maximum of 8 hours for each round-trip, related to requested travel. Prior to the Independent Contractor Period, such travel time will be counted against the Retainer Hours. During the Independent Contractor Period, Executive shall denote travel time on each invoice and Employer will compensate Executive in accordance with Section 4.2(b) for such travel time.

(d) Although Employer does not expect to require additional hours of services beyond the Retainer Hours, Executive acknowledges that during any given month Executive may be requested to provide additional service in excess of the Retainer Hours.

4.3 Compensation, Benefits. In consideration of the execution of a Release of Claims substantially in the form attached hereto as Exhibit A and Executive’s commitment to provide further services pursuant to Section 4.2, Employer desires to provide Executive with the benefits he would be entitled to receive upon termination of his employment without Cause, and Executive shall receive the following in addition to the hourly compensation set forth in Section 4.2:

(a) Salary Continuation. From May 1, 2008 until the earlier of Executive’s termination of all services or March 31, 2009, Employer shall pay Executive the total amount of $171,990.00, payable semi-monthly in equal installments of $7,817.73 each on the same dates as Employer’s payroll, and subject to withholding of applicable payroll taxes. In the event of the termination of Executive’s services prior to March 31, 2009, the balance then remaining shall be paid upon such termination.

(b) Bonus. Upon expiration of the Term, Executive’s participation in all incentive and bonus programs shall terminate and Employer shall pay a pro-rated bonus of $14,590 to Executive.

4.4 Release Agreement. Receipt of the amounts and benefits set forth in Section 4.2 and 4.3(b) is conditioned on Executive having executed a Release of Claims Agreement in substantially the form attached hereto as Exhibit A and the revocation period having expired without Executive having revoked the Release of Claims Agreement. Receipt and continued receipt of the benefits set forth in Sections 4.2 and 4.3(b) is further conditioned on Executive not being in violation of any material term of this Agreement or in violation of any material term of the Release of Claims Agreement.”

SECTION 3. Section 13 of the Employment Agreement is hereby amended to add the following language at the end of subdivision (a) thereof:

“and provided, further, that nothing in this Section 13 shall prohibit Executive from serving on the board of directors of a financial institution having its headquarters in the state of California”.

SECTION 4. Subdivision (c) of Section 14 of the Employment Agreement is hereby amended to read, in its entirety, as follows:

“(c) Adequate Consideration; Survival. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 12 and 13 and that Employer is entitled to require him to comply with those Sections. Sections 3, 4.2, 4.3, 4.4, 11, 12, 13 and this Section 14 will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that Employer’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.”

SECTION 5. Except as amended and modified by this Amendment No. 4, the Employment Agreement shall remain in full force and effect as written.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 this 14th day of March, 2008, effective as of the date first written above.

AMERICANWEST BANCORPORATION		EXECUTIVE

By:	/s/ Patrick J. Rusnak	/s/ R. Blair Reynolds
	Patrick J. Rusnak Chief Operating Officer	R. Blair Reynolds

AMERICANWEST BANK

By:	/s/ Patrick J. Rusnak
Patrick J. Rusnak Chief Operating Officer

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